Exhibit 99.1

Sparton Corporation

Fiscal 2014 Year-End Financial Results

September 10, 2014

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2014 year-end financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

For details related to the disclosure of non-GAAP financial measures, please reference slide 2 in our accompanying presentation.

{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Mark Schlei, our CFO, will report our fiscal year 2014 fourth quarter and year-end financial results, provide an update on the status of our liquidity and capital resources, summarize the progress made in fiscal 2014, and provide an outlook of fiscal 2015. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 11:00am CT.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2014 year-end conference call.

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I would like to start by expressing how pleased we are with our fourth quarter performance that translated into very strong year-over-year financial results.

{Slide 4 – 4th Quarter Highlights}

Today, we will begin by reviewing a few of our fourth quarter performance highlights:

•	Quarterly revenue grew 15% to $93 million.

•	Quarterly adjusted EBITDA of $11.5 million or an increase of 23%.

•	26 new business programs were awarded with potential annualized revenue of $13.3 million.

•	Completed the integration of Aubrey Group.

•	Redeemed $1.6 million of the remaining outstanding Industrial Revenue Bonds with the State of Ohio.

{Slide 5 – Other Year-End Highlights}

Additionally, a few more of our full-year performance highlights were:

•	Annual revenue growth of 27% to $336 million.

•	Annual adjusted EBITDA of $33.3 million or an increase of 52% from the prior year.

•	Organic growth, net of acquisition impacts, was 5%.

•	89 new business programs were awarded with potential annualized sales of $38.8 million.

•	Completed the acquisitions of Aydin Displays, Beckwood Services, and Aubrey Group.

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{Slide 6 –Consolidated Financial Results}

I would now like to review our fourth quarter and year-end consolidated performance.

For the fourth quarter of fiscal 2014 ended June 30, 2014, the Company reported sales of $93.4 million, or an increase of 15%, from $81.4 million for the fourth quarter of fiscal 2013. Our full-year consolidated revenue, with the acquisitions included, was $336 million, increasing 27% or $71.5 million from the prior year. Legacy revenue growth for the year was 5% and is at the high end of our planned 3-5% organic growth band. We have seen strong growth in our DSS segment as domestic and foreign sonobuoy sales are ahead of last fiscal year’s pace, and in Complex Systems, we have seen increased demand from a number of key customers. The Medical segment’s results have been adversely impacted by one customer’s program rebalancing as previously discussed. The remaining 22% revenue growth was realized through the partial influence of the Onyx acquisition and the full impact of the Creonix, Aydin, Beckwood Services and Aubrey Group acquisitions.

Adjusted net income for the fourth quarter of fiscal 2014 was $5.7 million or $0.56 per share, basic and diluted compared to adjusted net income of $5.7 million, or $0.56 per share, basic and diluted in the same quarter a year ago. Adjusted net income for the fiscal year was $16 million, or $1.58 per share, up 36% from $1.16 per share from the prior year.

Our adjusted gross profit in fiscal 2014 was $64.8 million or 19.3% of sales compared to $46 million or 17.4% in fiscal 2013.

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Selling and administrative expenses increased to $35.7 million or 10.6% of revenue in fiscal 2014 as compared to $26.5 million or 10% of revenue in the prior year. The dollar increase relates to the addition of Creonix, Aydin, Beckwood Services and Aubrey Group’s SG&A, the costs associated with those acquisitions, as well as acquisition related expenses for other non-transacted opportunities.

{Slide 7 – Adjusted EBITDA}

The adjusted EBITDA for fiscal 2014 is $33.3 million, or 9.9% of revenue as compared to $22 million, or 8.3% of revenue in the prior year. The margin percentage increase reflects the impact of organic growth, the addition of the impact of the completed acquisitions, and the effects of continuous improvement activities that drive the reduction of operational costs.

I would now like to turn over the next portion of today’s call to Mark so that he can update you on our individual segment results and our liquidity and capital resources.

MARK SCHLEI (CFO) SPEAKS

Thanks Cary.

{Slide 8 – Operating Results}

Included in the results for the Company’s Medical segment for the three months ended June 30, 2014 are net sales of approximately $39.1 million, including $1.9 million resulting from the acquisition of Aubrey. Excluding these sales, legacy Medical sales decreased approximately $7.7 million, or 17%, in the three months ended June 30, 2014 as compared with the prior year quarter. This comparative decrease primarily reflects a rebalancing of Fenwal program engagements with the Company that began in the Company’s fiscal 2014 third quarter. The rebalancing of this customer’s programs is expected to negatively affect comparative sales to this customer by as much as $19 million in the Company’s fiscal 2015, substantially all of which will be realized during first half of this year.

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For the year ended June 30, 2014, net sales in the Medical segment were approximately $162.6 million, including $57.6 million resulting from the acquisitions of Onyx and Aubrey compared to $31.2 million in net sales from the acquisition of Onyx in the prior year. Excluding the $26.4 million in incremental sales from the acquisitions of Onyx and Aubrey, legacy Medical sales decreased approximately $10.6 million, or 9%, for the year ended June 30, 2014, as compared to the prior year. This comparative decrease primarily reflects the rebalancing of the Fenwal program engagement.

Gross margin on Medical sales decreased to 15.5% from 16.5% for the three months ended June 30, 2014 and 2013, respectively. This decrease in margin percentage on Medical sales primarily reflects the negative effect of fixed overhead costs on lower sales, partially offset by certain favorable product mix between the two periods. For the full year, gross margin on Medical sales increased to 15.5% from 14.5%. This increase in margin percentage on Medical sales primarily reflects certain favorable product mix between the two years, partially offset by the negative effect of fixed overhead costs on lower sales.

Included in the results for the Company’s Complex Systems segment for the three months ended June 30, 2014 are net sales of approximately $23 million, including $7.5 million resulting from the acquisitions of Creonix and Beckwood compared to $0.3 million in net sales from Creonix in the prior year. Excluding these $7.2 million in incremental sales and an increase in intercompany sales of $0.2 million, CS sales to legacy external customers for the three months ended June 30, 2014 decreased $2.2 million, or 17%, as compared with the same quarter last year. This comparative decrease primarily reflects customer design related delays with two customers in the current year quarter.

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For the year ended June 30, 2014, Complex System net sales were approximately $83.1 million, with $20.2 million resulting from the acquisitions of Creonix and Beckwood compared to $0.3 million in net sales from Creonix in the prior year. Excluding these $19.9 million in incremental sales and an increase in intercompany sales of $0.4 million, CS sales to legacy external customers for the year ended June 30, 2014 increased $2.2 million, or 5%, as compared with the prior year.

Gross margin on CS sales increased to 12.7% for the three months ended June 30, 2014 compared to 11.1% for the three months ended June 30, 2013, primarily reflecting favorable product mix between the comparative periods. The gross margin on CS sales increased to 11.1% for the year ended June 30, 2014 compared to 10.5% for the year ended June 30, 2013, primarily reflecting increased capacity utilization and favorable product mix between the comparative periods.

Included in the results for the Company’s Defense and Security Systems segment for the three months ended June 30, 2014 are net sales of approximately $36.3 million, including $5.0 million resulting from the acquisition of Aydin. Excluding the fiscal year 2014 incremental sales from the acquisition, DSS legacy sales increased approximately $7.7 million, or 33%, in the three months ended June 30, 2014 as compared with the same quarter last year, reflecting increased sonobuoy sales to the U.S. Navy and foreign governments, as well as increased U.S Navy engineering sales.

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For the year ended June 30, 2014, DSS net sales were approximately $109.1 million, including $14.3 million resulting from the acquisition of Aydin. Excluding the fiscal year 2014 incremental sales from the acquisition, DSS legacy sales increased approximately $19.4 million, or 26%, over the prior year, reflecting increased sonobuoy sales to the U. S. Navy and foreign governments as well as increased U.S. Navy engineering sales.

Gross margin on DSS sales increased to 32.7% for the three months ended June 30, 2014 compared to 24.7% for the three months ended June 30, 2013. Gross margin was positively affected in the current year quarter by increased volume as well as favorable product mix as compared to the prior year quarter. Gross margin on DSS sales increased to 27.5% for the year ended June 30, 2014 compared to 23.5% for the year ended June 30, 2013. Gross margin was positively affected in the current year by increased volume as well as favorable product mix as compared to the prior year.

{Slide 9 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the year. As of June 30, 2014, the Company had $41 million borrowed and $59 million available under its credit facility, available cash and cash equivalents of $8 million and performance based payments received under U.S. Navy contracts in excess of the funding of production to date under those contracts of $3.2 million. The Company’s debt-to-equity ratio was 0.37 to 1 and adjusted debt-to-EBITDA leverage remained at 1.2x at June 30, 2014 versus the third quarter.

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Summarizing our cash flows, operating activities provided $12.5 million and $2.9 million of net cash flows for the years ended June 30, 2014 and 2013, respectively. Excluding changes in working capital, operating activities provided $26.1 million in fiscal 2014, reflecting the Company’s relative operating performance during the year. Working capital used $13.6 million of net cash flows for the year, primarily reflecting the funding of production related to U.S. Navy contracts during the year in excess of performance based payments received and to a lesser degree, a decrease in accrued expenses, partially offset by working capital improvements.

Cash flows used in investing activities for the year ended June 30, 2014 totaled $39 million and primarily reflects the $15.5 million acquisition of Aydin, the $15.3 million acquisition of Beckwood and the $4.8 million acquisition of Aubrey, net of acquired cash. The Aydin and Aubrey acquisitions were funded through borrowings under the Company’s Credit Facility. The Beckwood acquisition was funded through a combination of cash on hand and borrowings under the Company’s Credit Facility.

Finally, cash flows from financing activities for fiscal 2014 provided $28.5 million and primarily reflects $31.0 million of net borrowings under the Company’s Credit Facility and the $1.6 million redemption of the Company’s remaining Ohio Industrial Revenue Bonds.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mark.

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{Slide 10 – Acquisition Update}

I would like to close the presentation by providing an update on our most recent acquisition, a summary on progress made in fiscal 2014, and a brief outlook on what to expect in fiscal 2015.

In July, we completed the acquisition of Electronic Manufacturing Technology, a $25 million revenue business, in an all-cash transaction. eMT is engaged in the contract services business of manufacturing electromechanical controls and electronic assemblies such as highly reliable industrial excimer laser products, laser eye surgery sub-assemblies, target simulators for space and aviation systems, power modules for computerized tomography products, test systems for commercial aerospace OEMs, and toll road antennas and control boxes. The addition of eMT meets aspects of our growth strategy by providing Sparton a manufacturing presence in the southern California geographic market as well as further enhancing our depth and breadth of capabilities within the electromechanical value stream in the highly regulated and demanding markets we serve. eMT will report into the CS segment, and although it primarily increases our presence in the Industrial market, it will further diversify our customer base in the Medical and MilAero markets as well. We expect it to be accretive to earnings within the first twelve months

{Slide 11 – Fiscal 2014 Summary}

As evidenced by the results, we had another great year as we continue to be steadfast in the execution of our Strategic Growth Plan and the three pronged approach to sustainable growth of new business development, internal R&D, and complementary and compatible acquisitions. In fiscal 2014:

•	We increased our new program wins by 27%.

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•	We have continued to invest in the development of our proprietary line of inertial sensors and ruggedized displays, which have been specified into many military related systems that are currently in field evaluation.

•	And, we completed 3 strategic acquisitions.

Those activities have contributed to the continued strengthening of the Company as demonstrated by fiscal 2014’s 27% revenue growth, with 5% being organic growth from our legacy business, 52% adjusted EBITDA growth, and adjusted earnings per share growth of 36%.

{Slide 12 – Fiscal 2015 Outlook}

As we enter fiscal 2015, we continue to work towards our goal to achieve a $500 million revenue run-rate at a 10% EBITDA margin by the end of the year. We have made gains in both our revenue stream and EBITDA margin expansion in the last year and will continue to focus on the same priorities, primarily, further execution of our growth strategy, a continued focus on sustained profitability, and more complementary and compatible acquisitions. We are anticipating that our 10% EBITDA goal will be realized this year as we have been making marked annual improvements over the last 5 years, with fiscal 2014’s adjusted EBITDA margin ending at 9.9%. Although we have had many opportunities to reach the fiscal 2015 revenue goal before now, the rigor of our acquisition process is guiding us to pass on key opportunities for the right reasons. And, as I’ve stated before, we will just not do a deal in order to reach the goal if it’s not in the best interest of Sparton or its shareholders.

As we enter the new fiscal year, we have evaluated the gross margin target bands for each segment of our business. DSS has been consistently performing at or above the targeted range for a number of years. Continued realization of successful and meaningful cost improvements,

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the addition of Aydin Displays, and the start of the new Navy contract later in the year, which has increased volume while maintaining attractive variable contribution margins, we expect this segment to perform at a much higher level than it has in the past. Therefore, we are revising the DSS segment’s gross margin target range to 25-30%.

At this time, we will hold the Medical and Complex Systems target margins at their same levels as last year. With the rebalancing of the Fenwal programs in Medical, we continue to work on cost containment activities while replacing that lost revenue with other business across the Company. We expect to continue to perform within the prior year’s targeted band. Although we have seen a continued up-tick in margins within Complex Systems, there are some programs that will move from Q1 to Q2, which will result in the segment’s gross margin staying in its current range for the near term. After the first quarter, we will re-evaluate the margin target in Complex Systems as the programs that push into Q2 will have materialized and coupled with the positive impacts related to mix, volume, and the inclusion of the eMT acquisition into that segment, which may warrant an upward target margin revision for the remainder of the year.

With our first strategic growth plan coming to a close by the end of this fiscal year, phase two, designated as the 2020 Vision, will be initiated to continue our revenue and earnings growth. At a high level, this will be facilitated by maintaining our focus on regulated and demanding environments, by pivoting the business model to include a higher concentration of differentiated offerings, and by applying the Sparton Business System to unlock value. We invite all our shareholders to learn more about Sparton’s 2020 Vision at its first Investor Day on October 8th, 2014 in Orlando, FL. If you have any questions related to this event, please reach out to Mike Osborne for more details.

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As in the past, we will be presenting at various conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are:

•	Singular Research Conference in Los Angeles on September 22nd

•	Sparton’s Investor Day in Orlando on October 8th

•	Southwest IDEAS Conference in Dallas on November 19th & 20th

In conclusion, we are very pleased with our fiscal 2014 performance and the progress made towards our strategic growth plan, and this success could not be realized without the efforts and contributions of everyone within Sparton. It is truly a rewarding experience to see the Company’s continued growth trajectory and we are excited to carry that momentum into fiscal 2015 and beyond.

Thank you for your continued support.

{Slide 12 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Mark. We will now open it up for questions. Operator, the first question please.

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After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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